This Promissory Note has not been registered under the Securities Act of 1933, as amended, or under the securities laws of Georgia or any other state and cannot be sold or transferred unless (i) a Registration Statement under the Securities Act of 1933, as amended, and any applicable state securities laws is then in effect with respect to the securities represented hereby; or (ii) a written opinion from legal counsel reasonably acceptable to the issuer is obtained to the effect that an exemption from registration under the Securities Act of 1933, as amended, and any applicable state securities laws is available with respect to the proposed sale or transfer and that no such registration is required; or (iii) a no action letter or its then equivalent with respect to such sale or transfer has been issued by the Staff of the Securities and Exchange Commission and any applicable state securities governmental body; or (iv) the transfer takes place between Holder and
(a) any company wholly owned by Holder or (b) any company which wholly owns Holder in compliance with the Agreement (defined below).

Promissory Note

Atlanta, Georgia     September 15, 2000

$1,000,000.00

FOR VALUE RECEIVED, HEALTHCOMP EVALUATION SERVICES CORPORATION, a Nevada corporation (hereinafter referred to as "Maker"), promises to pay to the order of U.S. HealthWorks Holding Company, Inc. (together, with any subsequent holder of this Promissory Note, hereinafter referred to as "Holder"), the principal sum of One Million Dollars ($1,000,000.00), together with accrued interest at the per annum rate of "prime rate" as announced from time to time by Bank of America, N.A. plus two percent (2%). Payment on this Promissory Note shall be made to Holder at such place as Holder may from time to time designate in writing, as follows: (1) $250,000 plus accrued interest on December 12, 2000; (2) $250,000 plus accrued interest on March 14, 2001; (3)
$250,000 plus accrued interest on June 12, 2001; and (4) $250,000.00 plus accrued interest on September 15, 2001.

This Promissory Note is made and delivered in Atlanta, Georgia and is the Promissory Note referred to in the Acquisition Agreement (the "Agreement"), dated September 15, 2000, among Maker, Holder and U.S. HealthWorks, Inc., a Delaware corporation and parent of Holder and is subject to the terms and conditions thereof, including, but not limited to, the right to offset payments as described in Section 9.1 of the Agreement and the purchase price reduction provisions of the letter of even date herewith concerning consents, all of which are incorporated herein by reference. Any setoffs shall be made to the payments due under this Promissory Note in the order of maturity and no interest shall be payable on any amounts set off. The provisions of Section 9.1 concerning withholding of payment shall apply. Under no circumstance will the withholding of payments pursuant to the provisions of Section
9.1 of the Agreement constitute a default under this Promissory Note, regardless of whether it is ultimately determined that the amount withheld is greater than the amount finally set off. Amounts withheld pursuant to Section 9.1 of the Agreement that are ultimately payable to Maker shall be paid in accordance with the provisions of Section 9.1 and shall bear interest from the date hereof. Except as otherwise set forth herein, capitalized terms used in this Promissory Note are defined as set forth in the Agreement.

If Maker shall default on a payment required hereunder on the date when due, and shall fail to cure such default within ten (10) days after receipt of written demand for cure by Holder, or if Maker shall file a voluntary petition in bankruptcy, be adjudicated as a bankrupt or insolvent, file any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for Maker under any Federal, state or other statute relating to bankruptcy, insolvency or other similar relief for debtors, or shall seek, consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Maker or of all or any substantial part of the assets of Maker, or shall make a general assignment for the benefit of creditors, or shall admit in writing the inability to pay its debts generally as they become due, and Maker shall fail to negate the effect of any such action or proceeding not initiated by Maker (whether by dismissal of proceedings, discharge of trustees or receiver or otherwise) within forty-five (45) days from and after the occurrence thereof (collectively, an "Acceleration Event"), then Holder, at its option, shall be entitled to accelerate any and all of the indebtedness evidenced by this Promissory Note and the same shall become immediately due and payable, and to cumulatively exercise all other rights and privileges provided by law. Maker agrees to notify Holder upon the occurrence of any Acceleration Event.

Maker hereby covenants that this Promissory Note shall not be subordinated in right of payment to any other indebtedness of Maker.

Maker hereby reserves the right to prepay the indebtedness evidenced by this Promissory Note in whole or in part, at any time without penalty, premium or payment of unearned interest and Maker shall not be liable hereunder for any further interest on any amounts so prepaid.

Time is of the essence with respect to this Promissory Note, and except as otherwise provided herein, demand, protest, notice of demand and non-payment and all other notices whatsoever, are hereby waived by Maker. In the event the indebtedness evidenced by this Promissory Note shall not be paid within thirty (30) days of the date when a payment is due, thereafter the unpaid principal balance, of such indebtedness shall bear interest at the rate of ten percent per annum until the past due portion of the indebtedness (inclusive of all accrued interest) is paid, but in no event shall such rate of interest exceed the highest rate permitted by applicable law. Should this Promissory Note, or any part of the indebtedness evidenced by this Promissory Note, be collected by or through an attorney-at-law, Holder shall be entitled to collect reasonable attorneys' fees and all other reasonable costs and expenses of collection from Maker.

If delivered personally, the date on which a notice or demand hereunder is delivered shall be the date of receipt or delivery, and if delivered by mail, such notice or demand shall be sent by registered or certified mail, return receipt requested, postage prepaid, and the date on which such notice or demand is received (as evidenced by the registered or certified mail receipt) shall be the date of delivery. In the event any notice or demand is mailed to a party in accordance with this paragraph, and is returned to the sender as nondeliverable, then such notice or demand shall be deemed to have been delivered or received on the fifth day following the deposit of such notice or demand in the United States mail. Notices and demands made hereunder shall be addressed to Holder and Maker at their addresses set forth in the Agreement.

Delay or omission by Holder to exercise any right or power hereunder or failure of Holder to insist on strict performance of any of the covenants or agreements herein set forth or to exercise any rights or remedies hereunder shall not impair any such right or power or be considered or taken as a waiver or relinquishment for the future of the right to insist upon and to enforce strict compliance by Maker with all of the covenants and agreements herein. Delay, omission or waiver on any one occasion shall not be deemed to be a bar to or waiver of the same or any other right on any future occasion.

Any term of this Promissory Note may be amended only with the written consent of Maker and Holder.

This Promissory Note shall be governed by and construed in accordance with the laws of the State of Georgia.


IN WITNESS WHEREOF, Maker has caused this Promissory Note to be executed and its seal affixed hereunto by its duly authorized officers the day and year first above written.


HEALTHCOMP  EVALUATION  SERVICES
CORPORATION


By:_________________________________
            Name:
      Title: